October 09, 2002
(letterhead)
James E. Pratt, Esq.
Law Office
195 Kildare Road
Garden City, NY 11350
#516-741-2978


Dicut, Inc.
2150 Northwest Parkway, Suite H
Marietta, Georgia 30067

Ladies and Gentlemen:

      You have requested my opinion as counsel for Dicut, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 1,200,000 shares of Common Stock under the 2002 Employee, Consultant and Advisor Stock Compensation Plan of the Company.

     I have examined the Company's Amended Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 10, 2003 (the "Registration Statement"). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/James E. Pratt, Esq.

                           Attorney for Dicut, Inc.